Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Award Plan of Lemonade, Inc. of our reports dated February 25, 2026, with respect to the consolidated financial statements and schedule listed in the Index at item 15(a)(2) of Lemonade, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Lemonade, Inc. and subsidiaries included in Lemonade Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York
February 25, 2026